Exhibit 10.2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 10, 2026 (the “Effective Date”), by and between Stephen Ken Adair, an individual (“Seller”), and Angel Javier Perez Jimenez, an individual (“Purchaser”). Seller and Purchaser may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the record and beneficial owner of 300,000 shares of Series A Preferred Stock of Invech Holdings, Inc., a Nevada corporation (the “Company”) (collectively, the “Shares”);

WHEREAS, Seller desires to sell, assign, transfer and convey to Purchaser, and Purchaser desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to the Shares, together with all rights, preferences, privileges and voting rights associated therewith, upon the terms and subject to the conditions set forth herein;

WHEREAS, Purchaser acknowledges that the Series A Preferred Stock has rights and preferences different from those applicable to the Company’s common stock and has had the opportunity to review the governing provisions applicable to the Series A Preferred Stock;

WHEREAS, the Parties desire to set forth their respective rights and obligations in connection with the purchase and sale of the Shares.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. PURCHASE AND SALE OF SHARES

1.1 Sale and Transfer. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, 300,000 shares of Series A Preferred Stock of the Company together with all rights and privileges associated with such Shares.

1.2 Purchase Price. The purchase price for the Shares shall be $0.0033 per Share, resulting in an aggregate purchase price of Nine Hundred Ninety Dollars (US $990.00) (the “Purchase Price”).

1.3 Payment. The Purchase Price shall be paid by Purchaser to Seller by cryptocurrency, wire transfer, cashier’s check, certified funds, or such other method as may be mutually agreed upon in writing by the Parties. In the event payment is made by cryptocurrency, the Parties shall mutually agree upon the cryptocurrency to be used, the applicable wallet address, and the amount of cryptocurrency necessary to satisfy the Purchase Price based upon its U.S. Dollar value at the time of payment.

2. CLOSING

2.1 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on such date as the Parties mutually agree, following satisfaction or waiver of the conditions set forth herein.

2.2 Seller Deliveries. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser: (a) a duly executed copy of this Agreement; (b) any stock power, transfer instruction, transfer agent form, medallion-guaranteed instrument, or other documentation reasonably required to transfer the Shares into the name of Purchaser; (c) any original certificate representing the Shares, if the Shares are certificated; and (d) such other documents as may be reasonably necessary to effectuate the transfer contemplated hereby.

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2.3 Purchaser Deliveries. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller: (a) a duly executed copy of this Agreement; (b) the Purchase Price in accordance with Section 1.3; and (c) such identification, tax forms, transfer agent documentation, or other information as may reasonably be required to register the Shares in the name of Purchaser.

2.4 Effect of Closing. Upon the Closing and registration of the Shares in the name of Purchaser on the books and records of the Company or its transfer agent, Purchaser shall succeed to all rights, preferences, privileges and voting rights attributable to the Shares under the Company’s governing documents and applicable law.

2.5 Transfer Agent. The Parties acknowledge that the transfer of the Shares may be subject to the procedures and requirements of the Company’s transfer agent. Each Party shall cooperate in good faith and execute all documents reasonably necessary to complete the transfer.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

3.1 Ownership. Seller is the lawful record and beneficial owner of the Shares and has good and valid title to the Shares.

3.2 Authority. Seller has full legal right, power, capacity and authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder.

3.3 No Conflict. The execution, delivery and performance of this Agreement by Seller do not and will not violate any agreement, judgment, order or obligation binding upon Seller.

3.4 No Encumbrances. To Seller’s knowledge, the Shares are not subject to any lien, pledge, security interest, charge, claim or encumbrance created by Seller.

3.5 Transfer of Rights. Seller intends to transfer to Purchaser all of Seller’s right, title and interest in and to the Shares, including the voting rights, preferences and other rights attributable to the Series A Preferred Stock.

3.6 No Brokers. Seller has not retained or authorized any broker, finder or intermediary whose fees or commissions would be payable by Purchaser in connection with the transactions contemplated hereby.

4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1 Authority. Purchaser has full legal right, power, capacity and authority to execute and deliver this Agreement and to perform Purchaser’s obligations hereunder.

4.2 Review of Company Information. Purchaser has had the opportunity to review such information concerning the Company and the Series A Preferred Stock as Purchaser considers necessary or appropriate in connection with the decision to acquire the Shares.

4.3 Rights of Series A Preferred Stock. Purchaser acknowledges that the Series A Preferred Stock possesses rights, preferences, privileges and voting rights that differ from those associated with the Company’s common stock. Purchaser acknowledges that Purchaser has had the opportunity to review the applicable designation, certificate, amendment, governing document or other corporate instrument establishing such rights.

4.4 Investment Decision. Purchaser is making an independent decision to acquire the Shares and is not relying upon Seller for legal, tax, accounting or investment advice.

4.5 Securities Law Compliance. Purchaser understands that the Shares may constitute restricted securities and may not be offered, sold, pledged or otherwise transferred except in compliance with applicable federal and state securities laws. Purchaser acknowledges that restrictive legends and transfer restrictions may remain applicable to the Shares following the Closing.

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4.6 Own Account. Purchaser is acquiring the Shares for Purchaser’s own account and not with a present view toward distribution in violation of applicable securities laws.

4.7 Independent Advice. Purchaser has been afforded the opportunity to consult with Purchaser’s own legal, financial, tax and accounting advisors before entering into this Agreement.

4.8 No Brokers. Purchaser has not retained or authorized any broker, finder or intermediary whose fees or commissions would be payable by Seller in connection with the transactions contemplated hereby.

5.COVENANTS

5.1 Further Assurances. Following the Closing, each Party shall execute and deliver such additional documents and instruments and take such further actions as may reasonably be necessary or desirable to carry out the purposes of this Agreement and complete the transfer of the Shares.

5.2 Cooperation. The Parties agree to cooperate with the Company, its officers, counsel and transfer agent with respect to the documentation and administrative actions reasonably necessary to complete the transfer of the Shares.

5.3 Corporate Records. The Parties acknowledge that the Company may be required to update its stock ledger, beneficial ownership records, corporate records, regulatory filings and other documentation as a result of the transfer contemplated hereby.

6. INDEMNIFICATION

6.1 Indemnification by Seller. Seller shall indemnify and hold harmless Purchaser from and against any losses, liabilities, damages, claims, costs and expenses arising directly from any material breach of Seller’s representations, warranties or covenants contained in this Agreement.

6.2 Indemnification by Purchaser. Purchaser shall indemnify and hold harmless Seller from and against any losses, liabilities, damages, claims, costs and expenses arising directly from any material breach of Purchaser’s representations, warranties or covenants contained in this Agreement.

7. MISCELLANEOUS

7.1 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements, representations and understandings relating thereto.

7.2 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by both Parties.

7.3 Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing. No waiver of any breach shall constitute a waiver of any subsequent breach.

7.4 Assignment. Neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, except that Purchaser may assign rights hereunder in connection with the lawful transfer of the Shares following the Closing.

7.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, personal representatives, successors and permitted assigns.

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7.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict-of-law principles.

7.7 Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall remain in full force and effect.

7.8 Specific Performance. The Parties acknowledge that monetary damages may not be an adequate remedy for a breach of an obligation to complete the transfer contemplated hereby. Accordingly, either Party may seek specific performance, injunctive relief or other equitable remedies, in addition to any remedies available at law.

7.9 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed given when personally delivered, sent by recognized overnight courier, or transmitted electronically with confirmation of transmission, to the address or email address designated by the receiving Party.

7.10 Headings. The headings contained in this Agreement are for convenience only and shall not affect the interpretation of any provision hereof.

7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

7.12 Electronic Signatures. Electronic signatures, scanned signatures and signatures transmitted in PDF format shall be deemed original signatures for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Stock Purchase Agreement as of the Effective Date.

SELLER	PURCHASER
/s/ Stephen Ken Adair	/s/ Angel Javier Perez Jimenez
Stephen Ken Adair	Angel Javier Perez Jimenez
Date: August 10, 2026	Date: August 10, 2026

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